EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 05/04/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	0.92%	1.78%	-0.84%
Class B Units	0.90%	1.77%	-1.13%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED MAY 4, 2007

The Grant Park Futures Fund posted trading gains during the past week. Positions in the stock indices, metals and soft/agricultural commodities were responsible for the bulk of profits; losses came mainly from currency positions.

Long positions in the stock indices reported gains as increased merger and acquisition activity helped push some European share markets to levels not seen in six years, resulting in gains for positions in the German DAX and London-FTSE-100. Share markets were also encouraged by the release of positive reports concerning the U.S. manufacturing and service sectors. The positive data was good news for long positions in the S&P Composite Index, which gained 12.20 points for the week.

Base metals prices continued to trade higher in London during the week, resulting in gains for long positions in the sector. Reports that copper inventories were at six-month lows spurred the red metal contract to a 7.2% price rise by the end of the week. Nickel prices were also affected by supply concerns and closed 10.6% higher for the week, partly due to the possibility of labor strife at a Canadian mine. Zinc prices gained 12.6%, adding to gains in the sector.

Short positions in the cotton market resulted in gains for the soft/agricultural commodities sector. The fiber contract fell 1.72 cents for the week on what analysts described as technically based selling ahead of this week’s supply and demand reports.

Lastly, positions in the currency sector lost ground as the U.S. dollar rallied in response to the aforementioned positive data from the U.S. manufacturing and service sectors. Long positions in the euro, Australian dollar and New Zealand dollar were responsible for the majority of losses in the sector.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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